Exhibit (g)(5)

FOREIGN CUSTODY MANAGER AGREEMENT

AGREEMENT made as of March 9, 2012 by and between InvestEd Portfolios, a trust organized under the laws of the State of Delaware (the “Trust”), on behalf of its series identified on Annex I hereto, as such Annex may be amended from time to time (each such series and each series made subject to this Agreement in accordance with Section 10 of Article VI below, a “Fund”), and The Bank of New York Mellon (“BNYM”).

W I T N E S S E T H:

WHEREAS, the Trust desires to appoint BNYM as a Foreign Custody Manager on behalf of the Funds on the terms and conditions contained herein;

WHEREAS, BNYM desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNYM hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1. “Board” shall mean the Board of Trustees of the Trust.

2. “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3. “Monitoring System” shall mean a system established by BNYM to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

4. “Responsibilities” shall mean the responsibilities delegated to BNYM under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNYM, as such responsibilities are more fully described in Article III of this Agreement.

5. “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended.

6. “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to The Bank of New York Mellon as custodian (the “Custodian”) under its Custody Agreement with the Trust.

ARTICLE II.

BNYM AS A FOREIGN CUSTODY MANAGER

1.   The Trust pursuant to resolutions adopted by the Board hereby delegates to BNYM with respect to each Specified Country the Responsibilities.

2.   BNYM accepts the Trust’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having professional responsibility for the safekeeping of the Fund’s assets would exercise.

3.   BNYM shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Funds’ foreign custody arrangements written reports notifying the Board of the placement of assets of the Funds with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Funds with any such Eligible Foreign Custodian.

ARTICLE III.

RESPONSIBILITIES

1.   Subject to the provisions of this Agreement, BNYM shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNYM shall: (a) determine that assets of a Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Funds’ foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Funds’ assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNYM determines will provide, in their entirety, the same or a greater level of care and protection for the assets of a Fund, as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of a Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Funds whenever BNYM determines under the Monitoring System that an arrangement (including, any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule.

2.   For purposes of preceding Section 1 of this Article, BNYM’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

ARTICLE IV.

REPRESENTATIONS

1.   The Trust hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Trust, constitutes a valid and legally binding obligation of the Trust enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Trust prohibits the Trust’s execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present, and (c) the Board or the Fund’s investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.

2.   BNYM hereby represents that: (a) BNYM is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNYM, constitutes a valid and legally binding obligation of BNYM enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNYM prohibits BNYM’s execution or performance of this Agreement; (c) BNYM has established the Monitoring System; and (d) it is a U.S. Bank as defined in Rule 17f-5(a)(7) under the 1940 Act.

3.   BNYM shall take commercially reasonable steps to provide to the Fund such information relating to Country Risk. The Fund hereby acknowledges that: (i) such information is solely designed to inform the Funds of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) BNYM has gathered the information from sources it considers reliable, but that BNYM shall have no responsibility for inaccuracies or incomplete information.

4.   In the event a claim is asserted against the Fund arising out of or in connection with any action or inaction by BNYM in performing its duties in accordance with the standard of care set forth hereunder (a “Claim”), and to the extent the Fund asserts and is successful in a related claim against BNYM in which it is determined by a court or an arbiter of competent jurisdiction that BNYM failed to discharge its duties in accordance with the standard of care set forth hereunder, then BNYM shall indemnify the Fund for any and all costs, expenses, direct damages, liabilities or claims (including attorneys’ and accountants’ fees) sustained or incurred as a result of such Claim.

ARTICLE V.

CONCERNING BNYM

1.   BNYM shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Funds except to the extent the same arises out of the failure of BNYM to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall BNYM be liable to the Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

2.   A Fund shall indemnify BNYM and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNYM by reason or as a result of any action or inaction, or arising out of BNYM’s performance hereunder, provided that the Fund shall not indemnify BNYM to the extent any such costs, expenses, damages, liabilities or claims arises out of BNYM’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof.

3.   For its services hereunder, the Trust agrees to pay to BNYM such compensation and out-of-pocket expenses as shall be mutually agreed in writing.

4.   BNYM shall have only such duties as are expressly set forth herein. In no event shall BNYM be liable for any Country Risks associated with investments in a particular country.

ARTICLE VI.

MISCELLANEOUS

1.   This Agreement constitutes the entire agreement between the Trust and BNYM as a foreign custody manager, and no provision in the Custody Agreement between the Trust and the Custodian shall affect the duties and obligations of BNYM hereunder, except as provided in Section 8 below, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

2.   Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNYM, shall be sufficiently given if received by it at its offices at 101 Barclay Street, New York, New York 10286, or at such other place as BNYM may from time to time designate in writing.

3.   Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust shall be sufficiently given if received by it at its offices at 6300 Lamar Avenue, Shawnee Mission, KS 66201 or at such other place as the Trust may from time to time designate in writing.

4.   In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

5.   This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Trust and BNYM hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Trust hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.

6.   The parties hereto agree that in performing hereunder, BNYM is acting solely on behalf of the Funds and no contractual or service relationship shall be deemed to be established hereby between BNYM and any other person by reason of this Agreement.

7.   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

8.   This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

9.   BNYM agrees that, except as required by law, BNYM will keep confidential all records and information in its possession relating to the Funds (“Fund Confidential Information”), will not disclose Fund Confidential Information to any person except at the request or with the consent of the Fund and will not use Fund Confidential Information except to perform its obligations under this Agreement. Fund Confidential Information shall include, but not be limited to, portfolio holdings and transaction counterparties.

BNYM hereby represents and warrants it has implemented measures reasonably designed to safeguard Fund Confidential Information. BNYM shall upon request provide to the Funds such audit reports, or summaries thereof, concerning data security that makes available to its clients generally. BNYM shall notify the Fund promptly of any unauthorized access to or use of Fund Confidential Information in BNYM’s possession if an officer of BNYM charged with the administration of this Agreement learns of or discovers any unauthorized access.

BNYM acknowledges and agrees that the unauthorized use or disclosure of Fund Confidential Information may result in immediate and irreparable injury to the Trust, the Fund, or to an affiliate thereof, for which monetary damages may not be adequate. Therefore, in the event that BNYM or any subcontractor or any employee of BNYM, or of any subcontractor, uses or discloses Fund Confidential Information in breach of BNYM’s obligations under this Agreement, or in the Fund’s good faith opinion any such party is likely to use or disclose Fund Confidential Information in breach of the BNYM’s obligations under this Agreement, then the Fund shall, in addition to any other rights it may have under this Agreement or in law, be entitled to equitable relief, including, but not limited to, temporary and permanent injunctive relief and specific performance. In addition, BNYM agrees that the Fund shall be entitled to recover any pecuniary gain realized by BNYM from the unauthorized use or disclosure of any Fund Confidential Information.

The term “Fund Confidential Information” does not include information which: (1) becomes generally available to the public other than as a result of a disclosure by BNYM, (2) was available to BNYM on a non-confidential basis prior to its disclosure by the Trust or its agents except, as the Trust may reasonably request BNYM to maintain such information as Fund Confidential Information, to the extent BNYM so agrees to such request,, and (3) becomes available to BNYM on a non-confidential basis from a source other than the Trust; provided, however, that such source is not known by BNYM to be bound by a confidentiality agreement with the Trust.

Notwithstanding the foregoing, BNYM may disclose Fund Confidential Information (a) to its and its affiliates’ directors, officers, employees and agents, including accountants and legal counsel (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Fund Confidential Information and instructed to keep such Fund Confidential Information confidential), (b) to the extent requested by any regulatory or governmental authority or required by any law or regulation, (c) to the extent required by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of any of its rights or obligations under this Agreement, provided that each such person agrees to maintain the confidentiality of such information on the terms set forth in this Section, (f) with the consent of the Trust.

BNYM may use Fund Confidential Information in the ordinary course of business to provide information based products and services to clients generally, including without limitation, (i) analyses of market trends and trading volumes, (ii) indices and analytic and measurement tools, and (iii) information memoranda and ‘white papers’; provided that, in all cases, information will be without attribution to the Trust or the Funds and only in an aggregated form anonymously compiled with other clients’ or third parties’ data.

10. In the event that the Trust desires to have BNYM render services under the terms hereof of this Agreement to any other investment company within the Trust in addition to those listed on Annex I hereto, it shall so notify BNYM in writing, and if BNYM agrees to provide such services, such investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein.

11. Notwithstanding any other provision of this Agreement, the relationship and agreements set forth in this Agreement with respect to each Fund shall be several, separate and distinct from those of each other Fund to the same effect as would be the case if each Fund executed a separate Agreement in the form hereof without execution thereof by any other Fund.

12. BNYM acknowledges that obligations or liabilities of a Fund refer to obligations or liabilities of that Fund only and such obligations or liabilities shall be satisfied only from the assets of such Fund and not from the assets of any other Fund.

IN WITNESS WHEREOF, the Fund and BNYM have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

INVESTED PORTFOLIOS

By: /s/ Henry Herrmann

Title: President

THE BANK OF NEW YORK MELLON

By: /s/ Joseph Keenan

Title: Managing Director

ANNEX I

Fund Name

InvestEd Balanced Portfolio

InvestEd Conservative Portfolio

InvestEd Growth Portfolio

SCHEDULE I

Specified Countries

Global Custody Network

Country/Market	Subcustodian(s)
Argentina	Citibank N.A.
Australia	National Australia Bank Limited
Austria	UniCredit Bank Austria AG Citibank N.A.
Bahrain	HSBC Bank Middle East Limited
Bangladesh	Standard Chartered Bank
Belgium	Citibank International Plc
Benin	Société Générale de Banques en Côte d’Ivoire
Bermuda	HSBC Bank Bermuda Limited
Botswana	Stanbic Bank Botswana Ltd.
Brazil	Citibank N.A.
Bulgaria	ING Bank N.V.
Burkina Faso	Société Générale de Banques en Côte d’Ivoire
Canada	CIBC Mellon Trust Company
Cayman Islands	The Bank of New York Mellon
Channel Islands	The Bank of New York Mellon
Chile	Banco de Chile, Banco Itau S.A. (Chile)
China	HSBC Bank (China) Company Limited
Colombia	Cititrust Colombia S.A.
Costa Rica	Banco Nacional de Costa Rica
Croatia	Privredna Banka Zagreb d.d.
Cyprus	BNP Paribas Securities Services Athens
Czech Republic	ING Bank N.V.
Denmark	Danske Bank A/S
Ecuador	Banco de la Produccion S.A.
Egypt	HSBC Bank Egypt S.A.E.
Estonia	SEB Pank AS
Euromarket	Clearstream Banking Luxembourg S.A., Euroclear Bank
Finland	SEB Helsinki
France	BNP Paribas Securities Services Citibank International plc
Germany	The Bank of New York Mellon SA/NV
Ghana	Stanbic Bank Ghana Ltd.
Greece	BNP Paribas Securities Services Athens
Guinea Bissau	Société Générale de Banques en Côte d’Ivoire
Hong Kong	HSBC Ltd.
Hungary	ING Bank N.V.

Country/Market	Subcustodian(s)
Iceland	Landsbankinn hf, Islandsbanki hf.
India	Deutsche Bank AG
Indonesia	HSBC Ltd.
Ireland	The Bank of New York Mellon
Israel	Bank Hapoalim B.M.
Italy	Intesa Sanpaolo S.p.A Citibank N.A.
Ivory Coast	Société Générale de Banques en Côte d’Ivoire
Japan	Mizuho Corporate Bank Ltd. (MHCB), The Bank of Tokyo – Mitsubishi UFJ Ltd.
Jordan	HSBC Bank Middle East Ltd.
Kazakhstan	HSBC Kazakhstan
Kenya	CFC Stanbic Bank Limited
Kuwait	HSBC Bank Middle East Ltd.
Latvia	AS SEB banka
Lebanon	HSBC Bank Middle East Ltd.
Lithuania	SEB Bankas
Luxembourg	Banque et Caisse d’Epargne de l’Etat (BCEEL), Euroclear
Malaysia	HSBC Bank Malaysia Berhad,
Mali	Société Générale de Banques en Côte d’Ivoire
Malta	HSBC Bank Malta plc
Mauritius	HSBC Ltd.
Mexico	Banco Nacional de México S.A. (BANAMEX S.A.)
Morocco	Citibank Maghreb
Namibia	Standard Bank Namibia Ltd
Netherlands	The Bank of New York Mellon SA/NV
New Zealand	National Australia Bank
Niger	Société Générale de Banques en Côte d’Ivoire
Nigeria	Stanbic IBTC Bank Plc
Norway	DNB Bank ASA
Oman	HSBC Bank Middle East Ltd.
Pakistan	Deutsche Bank AG
Palestinian Autonomous Area	HSBC Bank Middle East Ltd.
Peru	Citibank del Perú, S.A.
Philippines	HSBC Ltd.
Poland	ING Bank Slaski
Portugal	Citibank International Plc, Sucursal em Portugal
Qatar	HSBC Bank Middle East Ltd.
Romania	ING Bank N.V.
Russia	ING Bank (Eurasia) , ZAO Citibank Moscow
Saudi Arabia	HSBC Saudi Arabia Limited
Senegal	Société Générale de Banques en Côte d’Ivoire
Serbia	UniCredit Bank Austria AG

Country/Market	Subcustodian(s)
Singapore	DBS Bank Ltd., United Overseas Bank Ltd.
Slovak Republic	ING Bank N.V.
Slovenia	UniCredit Banka Slovenia d.d. , UniCredit Bank Austria AG
South Africa	Standard Bank of South Africa
South Korea	HSBC Ltd.
Spain	Banco Bilbao Vizcaya Argentaria S.A. (BBVA), Santander Investment S.A.
Sri Lanka	HSBC Ltd.
Swaziland	Standard Bank Swaziland Ltd
Sweden	Skandinaviska Enskilda Banken
Switzerland	Credit Suisse, UBS AG
Taiwan	Standard Chartered Bank (Taiwan) Ltd. / HSBC
Thailand	Bangkok Bank Public Company Ltd., HSBC Ltd.
Togo	Société Générale de Banques en Côte d’Ivoire
Trinidad & Tobago	Republic Bank Ltd.
Tunisia	Banque Internationale Arabe de Tunisie
Turkey	Deutsche Bank AS
Uganda	Stanbic Bank Uganda Ltd
Ukraine	ING Bank Ukraine
United Arab Emirates	HSBC Bank Middle East Ltd.
United Kingdom	Deutsche Bank AG, The Bank of New York Mellon
United States	The Bank of New York Mellon
Uruguay	Banco Itaú Uruguay S.A.
Venezuela	Citibank N.A.
Vietnam	HSBC Bank (Vietnam) Ltd
Zambia	Stanbic Bank Zambia Ltd.
Zimbabwe	Stanbic Bank Zimbabwe Ltd.